Exhibit 23.1

                            HANSEN, BARNETT & MAXWELL

                           A Professional Corporation

                          CERTIFIED PUBLIC ACCOUNTANTS

(801) 532-2200
Member of AICPA Division of Firms Fax (801) 532-7944 Member of SECPS 345 East Broadway, Suite 200
Member of Summit International Associates, Inc. Salt Lake City, Utah 84111-2693 www.hbmcpas.com


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of directors
Conscious Intention, Inc.


As independent certified public accountants, we hereby consent to the use of our report dated July 11, 2002 with respect to the consolidated financial statements of Conscious Intention, Inc. included in this Registration Statement on Form SB-2, and consent to the use of our name in the "Experts" section of this Registration statement.

HANSEN, BARNETT & MAXWELL


Salt Lake City, Utah

October 14, 2002